Exhibit 99.1
NEWS RELEASE

SafeNet Contact:	Donna St.Germain	Investor Contact: Gregg Lampf
	(443) 327-1454	(443) 327-1532
	dstgermain@safenet-inc.com	glampf@safenet-inc.com
	www.safenet-inc.com	www.safenet-inc.com
SAFENET COMPLETES $250 MILLION PRIVATE PLACEMENT OF
CONVERTIBLE SUBORDINATED NOTES
BALTIMORE, Maryland, December 13, 2005—SafeNet, Inc. (Nasdaq: SFNT) today announced the completion of a private placement of $225 million aggregate principal amount of convertible subordinated notes due 2010 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The initial purchaser of the notes also exercised its option to purchase an additional $25 million aggregate principal amount of notes, bringing the total issuance to $250 million. The notes will bear interest at a rate of 2.50% per year and will rank junior in right of payment with all of SafeNet’s existing and future senior indebtedness. The notes provide for a net share settlement and under certain circumstances may be convertible into cash (up to the $250 million aggregate principal amount of the notes) and, with respect to any excess conversion value, into cash, shares of common stock of SafeNet or a combination of cash and shares of common stock, at the company’s option, at an initial conversion rate of 24.2131 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $41.30, subject to adjustment.
Concurrent with the offering of the notes, SafeNet used approximately $50 million of the net proceeds from the offering to fund the purchase of approximately 1.5 million shares of SafeNet common stock. The company intends to use the balance of the net proceeds for general corporate purposes and possibly for future acquisitions. SafeNet has not entered into any agreements, arrangements or understandings to proceed with any acquisition. Pending the application of the net proceeds, SafeNet expects to invest the net proceeds from the offering in short-term, high quality, interest-bearing investments.
The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.
This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute and offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties, including without limitation, the anticipated use of the proceeds of the offering, which risks and uncertainties could cause actual results to differ materially from those set forth in or implied by forward-looking statements contained in this release. Important factors that could cause actual results to differ materially include, but are not limited to, those listed in SafeNet’s periodic reports filed with the Securities and Exchange Commission. The company assumes no obligation to update information concerning any forward-looking statements contained in this release.
Editor’s Note: SafeNet is a registered trademark of SafeNet, Inc. All other trademarks are the property of their respective owners.